Exhibit (d.1)

MFG FUNDS, INC.
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is amended and restated as of the 31st day of May, 2026, between MFG Funds, Inc., a Maryland corporation (the “Corporation”), and Magellan Investment Partners North America, Inc., a Utah corporation (“MIPNA”).

W I T N E S S E T H

WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “Act”). The Corporation is authorized to create separate series, each with its own separate investment portfolio (the “Funds”), and the beneficial interest in each such series is represented by a separate series and class of shares (the “Shares”).

WHEREAS, MIPNA is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), engaged in the business of rendering investment advisory services.

WHEREAS, in managing the Corporation’s assets, as well as in the conduct of certain of its affairs, the Corporation seeks the benefit of MIPNA’s services and its assistance in performing certain managerial functions. MIPNA desires to furnish such services and to perform the functions assigned to it under this Agreement for the consideration provided for herein.

WHEREAS, the Corporation has previously retained MIPNA as the investment adviser of the Funds listed on Exhibit A pursuant to an Investment Advisory Agreement dated October 1, 2018 (the “Original Agreement”).

WHEREAS, the parties wish to amend and restate the Original Agreement to update the names of the parties, consolidate the exhibits setting forth the list of Funds and to make other ministerial updates.

NOW THEREFORE, the parties mutually agree as follows:

1.            Appointment. The Corporation hereby appoints MIPNA to act as investment adviser and to provide related services for each of the Funds of the Corporation listed on Exhibit A to this Agreement, as such exhibit may be amended from time to time upon mutual agreement of the parties, and MIPNA hereby accepts the appointments. Subject to the supervision and oversight of the Board of Directors (the “Directors”) of the Corporation, MIPNA shall manage the investment and reinvestment of the assets of each Fund in accordance with the Fund’s investment objective, policies and restrictions as set forth in the Corporation’s current registration statement on Form N-1A (“Registration Statement”) and any additional compliance policies and procedures that the Corporation reasonably adopts, and provide to MIPNA (the “Policies and Procedures”), for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Corporation’s Amended and Restated Articles of Incorporation (“Articles”) and Amended and Restated Bylaws (“Bylaws”) (collectively, the Articles and Bylaws are hereinafter referred to as the “Organizational Documents”) as may from time to time be in force.

Subject to the requirements of the Act, MIPNA is hereby authorized to delegate its duties hereunder, at MIPNA’s own expense, to a subadviser that is an investment adviser registered under the Advisers Act pursuant to a written agreement under which the subadviser shall furnish the services specified therein to MIPNA. MIPNA will continue to have responsibility for all investment advisory services furnished pursuant to any agreement with a subadviser.

2.            Management Functions. MIPNA shall provide the following compliance and administrative services to the Corporation and each Fund, subject to the oversight of the Directors.

(a)            Make available qualified individuals to serve as officers of the Corporation, subject to the approval of the Directors (and, in the case of the Chief Compliance Officer, the requirements of Rule 38a-1 under the Act) to perform such responsibilities required by officers of the Corporation, including, but not limited to, certifying the Funds’ financial statements and required regulatory filings, signing the Corporation’s registration statement on Form N-1A and executing other agreements or documents relating to the Corporation or the Funds;

(b)            Oversee the Corporation’s financial reporting processes and coordinate the annual audit;

(c)            Prepare and administer contracts on behalf of the Funds;

(d)            Oversee and coordinate the Corporation’s service providers;

(e)            Provide administrative support services for meetings of the Directors and shareholders of the Funds;

(f)            Provide shareholder servicing support;

(g)            Perform administration services with respect to the Corporation’s compliance program, valuation policy and disaster recovery/business continuity plan;

(h)            Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary SEC filings related thereto;

(i)            Provide office space and facilities for the Corporation; and

(j)            Perform such other compliance and/or administrative support services that are necessary in connection with the ongoing operation of the Funds and are not otherwise delegated to the Corporation’s third party fund administrator.

3.            Investment Advisory Functions. In its capacity as investment adviser, MIPNA shall have the following responsibilities:

(a)            To furnish continuous advice and recommendations to the Funds, as to the acquisition, holding or disposition of any or all of the securities or other assets which the Funds may own or contemplate acquiring from time to time;

(b)            To cause its officers and employees to attend meetings and furnish oral or written reports, as the Corporation may reasonably require, in order to keep the Directors and appropriate officers of the Corporation fully informed as to the condition of the investments of the Funds, the investment recommendations of MIPNA, and the investment considerations which have given rise to those recommendations;

(c)            To supervise the purchase and sale of securities or other assets by the Funds; if MIPNA has delegated such services to a subadviser, MIPNA shall supervise the management of each Fund’s investments;

(d)            The due diligence, selection and oversight of subadvisers retained by MIPNA on behalf of the Funds; and

(e)            Oversight of the performance of the Funds and each subadviser.

The services of MIPNA are not to be deemed exclusive and MIPNA shall be free to render similar services to others as long as its services for others does not in any way hinder, preclude or prevent MIPNA from performing its duties and obligations under this Agreement.

4.            Obligations of MIPNA.

(a)            With respect to all matters relating to its performance under this Agreement, MIPNA and its directors, officers and employees will act in accordance in all material respects with applicable law and, with the Corporation’s Organizational Documents and regulatory filings, including its Registration Statement, as amended, and compliance Policies and Procedures adopted pursuant to Rule 38a-1 under the Act and the Corporation’s other Policies and Procedures, all to the extent required under applicable law in connection with MIPNA’s provision of services under this Agreement.

(b)            MIPNA agrees to cooperate with periodic reviews (at reasonable times and in reasonable number) of MIPNA’s compliance program by the Corporation’s compliance personnel in performance of the Corporation’s responsibilities under Rule 38a-1 of the Act. MIPNA agrees to provide to the Corporation with copies of its compliance program and such additional information and certifications as may reasonably be requested by the Corporation’s compliance personnel. Upon becoming aware thereof, MIPNA agrees to promptly notify the Corporation of any material compliance violations which affect the Corporation or any Fund.

(c)            MIPNA has adopted and shall maintain a Code of Ethics complying with Rule 204A-1 of the Advisers Act.

(d)            To the extent prohibited by Regulation S-P, MIPNA and its affiliates will not disclose any non-public personal information, as defined in Regulation S-P, received from the Corporation regarding any shareholder unless in accordance with an exception under Regulation S-P; or as otherwise may be permitted by law. MIPNA represents and warrants that, in accordance with applicable state privacy laws and Regulation S-P, it has implemented safeguards by adopting policies and procedures reasonably designed to insure the security and confidentiality of records and non-public personal information of shareholders; protect against any anticipated threats or hazards to the security or integrity of shareholder records and non-public personal information; and protect against unauthorized access to or use of such shareholder records or non-public personal information that could result in substantial harm or inconvenience to any shareholder. MIPNA agrees to adhere to the privacy and information security policies adopted by the Corporation pursuant to Regulation S-P.

(e)            MIPNA agrees to use its best efforts to assist the Corporation in complying with the Sarbanes-Oxley Act and implementing the Corporation’s disclosure controls and procedures. MIPNA agrees to inform the Corporation of any material development related to MIPNA that MIPNA reasonably believes is relevant to the Corporation’s certification obligations under the Sarbanes-Oxley Act.

(f)            MIPNA shall provide such information as may reasonably be requested by the Directors under Section 15(c) of the Act in connection with its annual consideration of this Agreement.

(g)            MIPNA will make available and provide such information as the Corporation, its officers and legal counsel may reasonably request for use in the preparation of the Registration Statement, reports and other documents required by any applicable statutes or regulations.

(h)            MIPNA shall immediately notify the Corporation of the occurrence of any event which would disqualify MIPNA from serving as an investment adviser of an investment company pursuant to Section 9 of the Act or any other applicable statute or regulation.

5.            Obligations of the Corporation. The Corporation shall have the following obligations under this Agreement:

(a)            To keep MIPNA continuously and fully informed as to the composition of the Funds’ investments and the nature of all of its assets and liabilities;

(b)            To furnish MIPNA with a copy of any financial statement or report prepared for the Funds by certified or independent public accountants, and with copies of any financial statements or reports made to the Funds’ shareholders or to any governmental body or securities exchange;

(c)            To furnish MIPNA with copies of the Registration Statement and Organizational Documents, each as currently in effect and including all amendments and restatements thereto, if such Organizational Documents have not yet been delivered by the Corporation to MIPNA. The Corporation will promptly provide MIPNA with any Policies and Procedures applicable to MIPNA adopted from time to time by the Corporation and agrees to promptly provide MIPNA with copies of all amendments thereto.

(d)            To furnish MIPNA with any further materials or information which MIPNA may reasonably request to enable it to perform its functions under this Agreement; and

(e)            To compensate MIPNA for its services in accordance with the provisions of paragraph 6 hereof.

6.            Compensation. Each Fund shall pay to MIPNA for its services a monthly fee, as set forth on Exhibit A hereto, payable on the last day of each month during which or during part of which this Agreement is in effect. For the month during which this Agreement becomes effective and any month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective. MIPNA may from time to time and for such periods as it deems appropriate reduce its compensation (and/or assume expenses) for one or more of the Funds.

7.            Allocation of Expenses. In addition to the expenses which MIPNA may incur in the performance of its responsibilities under this Agreement, and the expenses which it may expressly undertake to incur and pay, MIPNA (or an affiliate, as applicable) shall incur and pay the following expenses:

(a)            Reasonable compensation, fees and related expenses of the Corporation’s officers and its Directors, except for such Directors who are not interested persons (as that term is defined in Section 2(a)(19) of the Act) of the Corporation or MIPNA;

(b)            Rental of offices of the Corporation;

(c)            Costs of any special Board or committee meeting of Directors (including Directors who are not interested persons (as that term is defined in Section 2(a)(19) of the Act)) or any special meeting of shareholders convened for the primary benefit of MIPNA; and

(d)            Any fees charged by financial intermediaries such as banks, broker-dealers or retirement plan administrators for sub-administration, sub-transfer agency or other shareholder services (collectively, “Sub-TA” services) provided to a Fund that are above any limits set by the Board.

Except as provided in this paragraph 7, nothing in this Agreement shall be construed to impose upon MIPNA the obligation to incur, pay, or reimburse the Corporation for any expenses not specifically assumed by MIPNA.

Each Fund shall pay or cause to be paid all of its expenses and the Fund’s allocable share of the Corporation’s expenses, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Corporation pays to its Directors who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Act) of the Corporation or MIPNA; fees and expenses of the custodian, transfer agent, registrar or dividend disbursing agent; current legal, accounting and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with the execution of Fund transactions; all expenses of bond and insurance coverage which inure to the Corporation’s benefit, including liability and fidelity bond coverage; interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); all taxes related to foreign investments, including dividend withholding and capital gains taxes, and fees and expenses of any tax guarantors; expenses of shareholders’ meetings (except in relation to any meetings convened for the primary benefit of MIPNA) and of preparing, printing and distributing proxy statements, notices and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; expenses related to the maintenance of the Corporation’s compliance program (except with respect to administration services provided by MIPNA, which shall be borne by MIPNA); the maintenance of the Registration Statement under the applicable federal and state securities laws; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of Shares of the Funds, including but not limited to, all costs involved in the registration or qualification of Shares of the Funds for sale in any jurisdiction and all costs involved in preparing, printing and distributing prospectuses and statements of additional information to existing shareholders of the Funds; all expenses incurred in connection with litigation, proceedings and claims and the legal obligations of the Corporation to indemnify its Directors, employees, shareholders and agents with respect thereto; all expenses of meetings of the Directors and shareholders except for such costs described in paragraph 7(c), above; and such compensation payable to the Corporation’s compliance officer(s) as may be approved by the Directors from time to time.

8.            Brokerage Commissions. For purposes of this Agreement, brokerage commissions paid by a Fund upon the purchase or sale of securities shall be considered a cost of the securities of the Fund and shall be paid by the respective Fund. MIPNA is authorized and directed to place Fund transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that MIPNA may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if MIPNA determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of MIPNA. In placing Fund business with such broker or dealers, MIPNA shall seek the best execution of each transaction, and all such brokerage placement shall be made in compliance with Section 28(e) of the Securities Exchange Act of 1934 and other applicable state and federal laws. Notwithstanding the foregoing, the Corporation shall retain the right to direct the placement of all Fund transactions, and the Directors may establish policies or guidelines to be followed by MIPNA in placing Fund transactions for the Funds pursuant to the foregoing provisions.

9.            Fund Names. MIPNA has proprietary rights in any portion of the name of any Fund on whose behalf the Corporation executes Exhibit A to this Agreement that uses a term derived from MIPNA’s name. MIPNA may withdraw the use of such name from such Fund. MIPNA acknowledges that the Corporation owns rights in any portion of the name of each Fund that is not derived from MIPNA’s name.

10.            Termination. This Agreement may be terminated at any time, without penalty, by the Directors of the Corporation or by the shareholders of a Fund acting by the vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Act), provided in either case that 60 days’ written notice of termination be given to MIPNA at its principal place of business. This Agreement may be terminated by MIPNA at any time by giving 60 days’ written notice of termination to the Corporation, addressed to its principal place of business.

11.            Assignment. This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the Act) of this Agreement.

12.            Term. This Agreement shall be executed and become effective as of the date first written above. Upon the expiration of the term of the Original Agreement on June 30, 2026 and subject to the approval of the Agreement in accordance with the requirements of the Act, this Agreement shall continue in effect for each Fund listed on Exhibit A through June 30, 2027, and shall continue in effect thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Agreement or interested persons of any such party (other than as Directors of the Corporation), cast in the manner required by the Act and the rules or exemptive relief thereunder, or by vote of a majority of the outstanding voting securities of each Fund. If a Fund is added after the date of this Agreement, this Agreement will be effective as to that Fund upon execution of an updated Exhibit A and will continue in effect for an initial term of two years and thereafter for successive periods of one year, subject to approval as described above.

13.            Liability. Neither MIPNA nor any of its officers, directors, agents or employees shall be liable or responsible to the Corporation or its shareholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by MIPNA of its duties under this Agreement, except for liability resulting from willful misfeasance, bad faith or negligence on MIPNA’s part or from reckless disregard by MIPNA of its obligations and duties under this Agreement. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Corporation or any shareholder of the Corporation may have under any federal securities or state law.

14.            Amendments. This Agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by a majority of those Directors who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Act) of the Corporation or MIPNA, voting in person at a meeting called for the purpose of voting on such approval, or if required by the Act, by the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Act) of each Fund.

EXHIBIT A

to the

Amended and Restated Investment Advisory Agreement

For all services rendered by Magellan Investment Partners North America, Inc. (the “Adviser”) hereunder, each Fund shall pay the Adviser and the Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to the below stated rate of the average daily net assets of such Fund.

The annual investment advisory fee for each Fund shall be accrued daily at the rate of 1/365th of the relevant rate applied to the daily net assets of such Fund. The advisory fee so accrued shall be paid to the Adviser monthly.

Separate Series of Funds

Fund Name	Annual Fee Rate

MFG Global Sustainable Fund	0.80%

MFG Core Infrastructure Fund	0.50%

Executed as of the 31st day of May, 2026.

MAGELLAN INVESTMENT PARTNERS
NORTH AMERICA, INC.

By:	/s/ Charles S. Thompson II
Charles S. Thompson II, President

MFG FUNDS, INC.

By:	/s/ Charles S. Thompson II
Charles S. Thompson II, President